Exhibit 23.03



                          Independent Auditors' Consent


     We consent to the incorporation by reference in the Registration Statement pertaining to the 1998 Employee Stock Purchase Plan (Form S-8 No. 333-55827), the 1998 Stock Option Plan (Form S-8 No. 333-56349), the 1997 Stock Option Plan (Form S-8 No. 333-49561), the 1995 Stock Option Plan (Form S-8 No. 33-93048),
and the 1987 Stock Option Plan (Form S-8 No. 33-77060) of ATMI, Inc. of our report dated May 1, 1998, relating to the financial statements of NOW Technologies, Inc. and Subsidiaries appearing on page F-3 of this Form 10-K. It should be noted, however, that such financial statements are not included separately in the Form 10-K.



Deloitte & Touche LLP
Minneapolis, Minnesota
March 24, 1999
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